Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of July, 1994, between COMMUNITY BANK, NATIONAL ASSOCIATION, a federally-chartered banking institution (the “Bank”), RALPH J. SOMMERS, JR., an adult individual (the “Executive”).

WHEREAS, the Bank desires to employ the Executive as its President and Chief Executive Officer, under the terms and conditions set forth herein; and

WHEREAS, the Executive desires to serve the Bank in an executive capacity under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. TERM OF EMPLOYMENT

(a) Initial Term. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a term of three and one-half (3-1/2) years, beginning on July 1, 1994 and ending on December 31, 1997 (the “Initial Term”), subject, however, to prior termination of this Agreement as set forth below.

(b) Successive Terms. At least sixty (60) days prior to the end of each year (except 1994) during the term of this Agreement (and any extension), the Board of Directors shall evaluate the Executive’s performance and shall provide the Executive with a written notice stating whether the Board wishes to extend this Agreement for an additional year beyond the number of years remaining in its Initial Term or any extension, and the terms upon which such extension is offered (e.g., at least sixty (60) days prior to December 31, 1995, the Board may offer to extend this Agreement to December 31, 1998). Not later than thirty days following receipt of such notice, the Executive shall respond in writing, stating his acceptance or rejections, or his proposed modification of the offer received from the Board. If the parties agree upon the terms of such extension, an amendment to this Agreement shall be prepared and executed by the parties.

2. POSITION AND DUTIES. The Executive shall serve as the President and Chief Executive Officer of the Bank and a member of the Board of Directors of the Bank, reporting only to the Board of Directors of the Bank and shall have supervision and control over, and responsibility for, the general management and operation of the Bank, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Bank, provided that such duties are consistent with the Executive’s position as the Chief Executive Officer in charge of the general management of the Bank. In the event that, for whatever reason, the shareholders of the Bank fail to elect the Executive to the Board of Directors of the Bank after being nominated and placed on management’s proxy, such failure shall not constitute a breach of this Agreement by the Bank. As part of his services to the Bank, including supervision and control over, and responsibility for the general management and operation of the Bank, the Executive shall make recommendations regarding the hiring and firing of employees of the Bank, which recommendations shall be subject to the ratification of the Board of Directors, which ratification shall not be unreasonably withheld.

3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all his working time, ability and attention to the business of the Bank during the term of this Agreement. The Executive shall notify the Board of Directors of the Bank in writing and receive prior written approval from the Bank, which approval shall not be unreasonably withheld, before the Executive engages in any other business, commercial, voluntary or philanthropic activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Bank.

4. COMPENSATION

(a) Annual Direct Salary. As compensation for services rendered the Bank under this Agreement, the Executive shall be entitled to receive from the Bank an annual direct salary of Eighty-Seven Thousand Dollars ($87,000.00) per year (the “Annual Direct Salary”), payable in accordance with regular pay periods for officers of the Bank and prorated for any partial employment period. The Annual Direct Salary shall be reviewed annually as of the first of January of each calendar year and shall be subject to such annual increase as may be set by the Board of Directors of the Bank taking into account the position and duties of the Executive and the performance of the Bank under the Executive’s leadership.

(b) Annual Business Plan. The Executive shall prepare a business plan establishing the financial and business goals of the Bank prior to the start of each fiscal year. The business plan prepared by the Executive shall be reviewed promptly by the Board of Directors of the Bank, which may in its sole discretion alter or modify such plan prior to its adoption.

5. FRINGE BENEFITS, VACATION, EXPENSES, AND PERQUISITES

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employment benefit plans including but not limited to any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan as made available by the Bank to its employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements. In addition, the Executive shall receive director’s fees for service as a director of the Bank, but will not receive fees for any committee meetings.

(b) Vacation and Holidays. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank in accordance with its regular personnel policies for its senior executive officers (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). However, the Executive shall take no more than two (2) consecutive weeks vacation without prior approval by the Board of Directors of the Bank. The Executive shall also be entitled to all paid holidays given by the Bank to its employees.

(c) Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors of the Bank for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Bank policy. In addition, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred because of the presence of his wife at trade association meetings and/or conventions, but only if the presence of the attendee’s spouse at such function is customary.

(d) Automobile. The Executive shall be entitled to the use of a Bank purchased or leased automobile of the make and model as may be mutually agreed upon by the Board of Directors and the Executive. The Executive shall also be entitled to reimbursement for all operating expenses of the automobile, including but not limited to oil, gasoline, maintenance, repairs and insurance. The Executive shall also be added as a named additional insured with respect to such automobile. By March 15 of each year, the Executive shall report to the Bank regarding all miles on such automobile that were driven for non-Bank matters, and the Bank shall report the expenses incurred with respect to such miles as additional compensation to the Executive.

(e) Medical Examination. The Executive shall submit to medical examinations, at Bank expense and by a physician acceptable to the Bank, on a bi-annual basis (i.e., once every two years). The results of such examination shall be made available to the Board of Directors.

(f) Special Benefit Package. The Executive shall be entitled to a special benefit package described on Schedule A hereto.

6. POSITIONS. The Executive agrees to serve, if elected or appointed thereto, in one or more offices of the Bank.

7. UNAUTHORIZED DISCLOSURE. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be materially damaging to the Bank provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank.

8. RESTRICTIVE COVENANT. The Executive covenants and agrees that the Executive shall not directly or indirectly, within the marketing area of the Bank (defined as within fifty (50) miles of Waynesburg, Pennsylvania), enter into or engage generally in direct or indirect competition with the Bank, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, lessor or creditor of or for any person, for a period of one year after the date of termination of his employment if the Executive’s employment is terminated for any reason whatsoever except upon resignation by the Executive for “Good Reason” under paragraph 9(d) hereof (except that change of control shall not constitute Good Reason for this paragraph). The existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of this covenant. The Executive agrees that any breach of the restrictions set forth in paragraph 7 and this paragraph 8 will result in irreparable injury to the Bank for which it shall have no adequate remedy at law and the Bank shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court. The Executive acknowledges that, in agreeing to this covenant, he has received additional consideration in exchange therefor.

9. TERMINATION.

(a) The Executive’s employment hereunder shall terminate upon his death.

(b) If the Executive becomes disabled because of sickness, physical or mental disability, or any other reason, the Bank shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Executive shall be deemed to have become “disabled” only in the event and at such time as he qualified (after expiration of any applicable waiting period) to receive benefits for total disability under the employee disability insurance benefit plan referred to in Paragraph 5(a) above.

(c) The Bank may terminate the Executive’s employment hereunder for Cause. For the purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment hereunder upon (1) willful failure by the Executive to perform his duties hereunder, or (2) gross negligence by the Executive resulting in injury to the Bank, or (3) the violation by the Executive through gross negligence of the provisions of paragraphs 3 or 7 hereof after notice from the Bank and a failure to cure such violation within thirty (30) days of said notice, or if said violation cannot be cured within thirty (30) days, within a reasonable time thereafter if the Executive is diligently attempting to cure the violation, or (4) the gross negligence or dishonestly of the Executive in the performance of his duties or (5) the breach of Executive’s fiduciary duty involving personal profit, or (6) the violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, or (7) moral turpitude or other conduct on the part of Executive which brings public discredit to the Bank or (8) the Executive’s failure, after being duly nominated by the Board of Directors and placed on management’s proxy, to be elected and serve as a member of the Board of Directors of the Bank or (9) for any stated reason, any of the appropriate bank regulatory agencies require the Bank to terminate this Agreement, or the Bank does not receive approval for the continued employment of the Executive.

(d) The Executive may terminate his employment hereunder if (1) his health should become impaired to an extent that it makes continued performance of his duties hereunder hazardous to his physical or mental health or his life; or (2) for Good Reason. The term “Good Reason” shall mean: (i) any assignment to the Executive, without his consent, of any duties other than those contemplated by, or any limitation of the powers of the Executive not contemplated by paragraphs 2 and 6 hereof; or (ii) any removal of the Executive from (other than as a result of his failure to be elected or re-elected to the Bank’s Board of Directors) any of the positions indicated in paragraph 2 hereof, except in connection with termination of the Executive’s employment for Cause; or (iii) a reduction of the Executive’s Annual Direct Salary as provided in paragraph 4 (a) hereof, excepting a reduction in the Executive’s Annual Direct Salary as a response to material adverse change in the financial position of the Bank; or (iv) failure of the Bank to comply with paragraph 5 hereof; or (v) any Change of Control (as defined herein).

10. PAYMENTS UPON TERMINATION

(a) If the Executive’s employment is terminated because of death, disability or for Cause, the Bank shall pay the Executive his full Annual Direct Salary through the date of termination at the rate in effect at the time of termination and the Bank shall have no further obligation to the Executive under this Agreement.

(b) If the Executive’s employment is terminated by the Executive for Good Reason, then the Bank shall pay the Executive his full Annual Direct Salary from the date of termination through the last day of the term of this Agreement or an amount equal to his then current Annual Direct Salary for a twelve month period, whichever is greater. The Bank shall also maintain in full force and effect, for the continued benefit of the Executive for the full term of this Agreement, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the general terms and provisions of such plans and programs except that if the Executive’s participation in any health, medical, life insurance, or disability plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is equivalent to the insurance coverage to which the Executive was entitled prior to the date of termination and the Bank shall have no further obligations to the Executive under this Agreement.

(c) In the event the Executive serves the full Initial Term of this Agreement or any subsequent term, and the Bank does not offer to renew this Agreement, the Executive shall not be entitled to any severance allowance whatsoever and the Bank shall have no further obligations to the

Executive under this Agreement. In the event the Executive is terminated but is thereafter employed by any successor to the Bank or by the Bank as then controlled, the Executive shall not be entitled to any payments upon termination and the Bank shall have no further obligations to the Executive under this Agreement.

11. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either the Bank or the Executive resulting in damages to another party, that party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

12. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, the term “Change of Control” shall mean: A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Bank or any “person” who on the date hereof is a director or officer of the Bank is or becomes the “beneficial owner” (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing fifty percent (50%) or more of the combined voting power of the Bank’s then outstanding securities, or (b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

13. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the date of Change of Control shall mean:

(a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of fifty percent (50%) or more of the Bank’s voting securities, or

(b) the date of the transfer of all or substantially all of the Bank assets, or

(c) the date on which a merger, consolidation or combination is consummated, as applicable, or

(d) the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank ceased to be a majority.

SCHEDULE “A” TO EMPLOYMENT AGREEMENT

OF RALPH J. SOMMERS, JR.

While the referenced employment agreement is in effect, Community Bank will contribute the sum of $9,600.00 annually to a non-qualified supplemental retirement program for the benefit of Ralph J. Sommers, Jr.

AMENDMENT TO EMPLOYMENT AGREEMENT

RALPH J. SOMMERS, JR.

THE BOARD OF DIRECTORS, AT THEIR REGULAR MEETING HELD ON WEDNESDAY, NOVEMBER 17,1999, VOTED TO CHANGE ALL TITLE REFERENCES FOR RALPH J. SOMMERS, JR. TO CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

11/17/99

November 8, 2005

R. J. Sommers, Jr., Chairman

Community Bank, National Association

100 N. Market Street

Carmichaels, PA 15320

Re: Employment Agreement

Dear Mr. Sommers:

As you know, at the Community Bank board of directors meeting held on September 21, 2005, the Board resolved to extend your employment agreement as follows:

The maturity date is to be extended until April 2008 to coincide with the maturity of the other contracts for members of senior management. You will be paid full salary and benefits through June 30, 2006. Commencing July 1, 2006, you will be employed as an employee/consultant with the title of Chairman of the Board at $3,000.00 per month for a minimum of 1,000 hours worked per annum.

A certified copy of the Excerpt from Board Minutes of September 21, 2005, is attached.

Other than these changes, your employment agreement will continue in its present form.

Sincerely,

Mary Ann Wynn

Corporate Secretary

Attachment

/maw

Main Office • P.O. Box 357 • 100 N. Market St. • Carmichaels, PA 15320 • Phone: (724) 966-5041 • Fax: (724) 966-7867

EXCERPT FROM BOARD MEETING MINUTES

SEPTEMBER 21, 2005

Employment Contract for R. J. Sommers, Jr. - The Board was asked to consider amending and extending Mr. Sommers’ contract as follows:

The maturity date to be extended until April 2008 to coincide with the maturity of the other contracts for members of senior management. He will be paid his full salary and benefits through June 30, 2006. Commencing July 1, 2006, he will be employed as an employee/consultant at $3,000.00 per month for a minimum of 1,000 hours worked per annum.

On motion by William C. Groves; seconded by James M. Dugan, Mr. Sommers’ contract was amended as outlined above and was approved with all other benefits afforded him as a full-time employee to remain intact. Motion carried.

Mary Ann Wynn, Corporate Secretary

R. J. Sommers Jr.

Chairman of the Board

November 10,2005

Mary Ann Wynn, Corporate Secretary

Community Bank, National Association

100 N. Market Street

Carmichaels, PA 15320

Re: Employment Agreement

Dear Mary Ann:

I am in receipt of your letter dated November 8, 2005, which outlines actions taken regarding my employment agreement by the Board of Directors on September 21, 2005.

I understand that my contract now matures in April 2008 and that I will be paid full salary and benefits through June 30, 2006. Commencing July 1, 2006, I will be employed as an employee/consultant with the title of Chairman of the Board at $3,000 per month for a minimum of 1,000 hours worked per annum.

I accept the terms of my employment agreement as outlined above.

Sincerely,

R. J. Sommers, Jr.

Chairman of the Board

RJSjr/maw

Executive Office: 90 West Chestnut Street • Washington, PA 15301 • Phone: (724) 225-2400 • Fax: (724) 225-4903